Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (312) 961-2502
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

FDA Extends PDUFA Action Date for Entereg (TM) (alvimopan) Capsules to July 25, 2005

Exton, PA, April 19, 2005 – Adolor Corporation (NASDAQ: ADLR) announced today that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) target action date from April 25, 2005 to July 25, 2005 for the completion of its review of the New Drug Application (NDA) for Entereg (TM) (alvimopan) capsules for the management of postoperative ileus (POI).

In January 2005, the FDA requested that the company provide information from the GlaxoSmithKline (GSK) European Phase 3 clinical study (SB-767905/001) of alvimopan in postoperative ileus and the company indicated its goal was to deliver the information in a time frame that would allow for a PDUFA date extension. The final component of the requested information, the clinical study report from GSK Study 001, was submitted to the FDA earlier this month.

Study 001 was conducted by GSK in Europe, Australia and New Zealand. Adolor announced top-line results from Study 001 on December 23, 2004.

About Entereg (TM) (alvimopan)

Alvimopan is an investigational peripherally-acting mu opioid receptor antagonist (PAMOR) designed to block the negative effects of opioids, like morphine or codeine, on the gastrointestinal system without interfering with the analgesic effects on the central nervous system. It is the first of this new class with a New Drug Application (NDA) that has been accepted for review by the U.S. Food and Drug Administration (FDA) for postoperative ileus.

Alvimopan Collaboration

Adolor Corporation and GlaxoSmithKline are collaborating on the worldwide development and commercialization of alvimopan for POI, opioid-induced bowel dysfunction (OBD) associated with extended use of opioids to treat chronic pain, chronic idiopathic constipation not associated with opioid use, and irritable bowel syndrome (constipation predominant).

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GSK are collaborating in the worldwide development and commercialization of Entereg (TM) in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the Entereg(TM) postoperative ileus New Drug Application (NDA), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including the GSK Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the risk that further studies of Entereg (TM) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for Entereg(TM) in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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